EXHIBIT 10.2(a)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, WHICH OPINION SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER.

INNOVUS PHARMACEUTICALS, INC.

8% CONVERTIBLE DEBENTURE

$____________	Sierra Madre, CA

Dated as of: __, 2012

In consideration of the receipt of $_________, the undersigned, Innovus Pharmaceuticals, Inc., a Nevada corporation (“Issuer”), hereby promises to pay, dated as of ______, 2012, by and between Issuer and ____________ (“Debenture Holder”), at the address of ____________________________________________ on the Maturity Date (as hereinafter defined), the principal amount of __________ ($_______) Dollars, unless this debenture (“Debenture”) is earlier converted in accordance with Section 1.2 or Section 3, and interest shall accrue hereon from the date hereof and be payable as provided herein, unless earlier converted in accordance with Section 1.2 or Section 3 hereof or earlier repaid in accordance with Section 1.4 hereof.

This Debenture is one of a series of secured convertible debentures of like tenor and ranking (collectively, the “Debentures”) made by the Issuer in favor of certain investors dated of even date herewith.

1. Terms of the Debenture.

1.1 Interest; Interest Rate; Repayment.

(a) This Debenture shall bear interest at the rate of eight (8%) percent (the “Interest Rate”) per annum based on a 360-day year. Interest shall be payable on the Maturity Date.

(b) The principal outstanding hereunder shall be payable in cash on the earlier of (i) 12 months from the date of the Debenture, or (ii) the date of closing of the PIPE Financing (as hereinafter defined) (such earlier date being the “Maturity Date”). “PIPE Financing” shall mean the private placement of equity, equity equivalent, convertible debt or debt financing in which Issuer receives gross proceeds, in one or more transactions, of at least Four Million Dollars ($4,000,000).

(c) The principal amount and interest thereon shall not be prepaid in whole or in part by the Company.

(d) All monetary payments to be made by Issuer hereunder shall be made in lawful money of the United States by check or wire transfer of immediately available funds.

(e) If all or a portion of the principal amount of this Debenture or any interest payable thereon shall not be repaid when due, whether on the Maturity Date, by acceleration or otherwise, such overdue amounts shall bear interest at a rate per annum that is five percent (5%) above the Interest Rate (i.e., 13%) from the date of such non-payment until such amount is paid in full (as well after as before judgment).

1.2 Elective Conversion. Upon the PIPE Financing, the principal amount of the Debenture and interest accrued through the date of conversion can be converted, at the option of the Debenture Holder, into securities to be issued by Issuer in the PIPE Financing at the same terms as the investors in the PIPE Financing (the “PIPE Securities”). No fractional PIPE Securities shall be issued upon conversion. In lieu of any fractional PIPE Securities to which the Debenture Holder would otherwise be entitled, Issuer shall pay cash in an amount equal to such amount of Debenture not converted.

1.3 Conversion Procedures. Upon conversion of this Debenture as provided in Section 1.2 hereof, the Debenture Holder shall surrender this Debenture, appropriately endorsed, to Issuer at Issuer’s principal office, accompanied by written notice to Issuer setting forth the name or names (with address(es)) in which the PIPE Securities issuable upon such conversion shall be issued and registered on the books of Issuer. This Debenture shall be marked cancelled on the books of Issuer as of the date of the PIPE Financing, whether or not surrendered.

1.4 Payment Rights Upon Merger, Consolidation, Etc. If, at any time, prior to the Maturity Date, Issuer proposes to consolidate with, or merge into, another corporation or entity, or to effect any sale or conveyance to another corporation or other entity of all or substantially all of the assets of Issuer, or effect any other corporate reorganization, in which the stockholders of Issuer immediately prior to such consolidation, merger, reorganization or sale would own capital stock of the entity surviving such merger, consolidation, reorganization or sale representing less than fifty (50%) percent of the combined voting power of the outstanding securities of such successor or combined entity immediately after such consolidation, merger, reorganization or sale (a “Liquidation Event”), then Issuer shall provide the Debenture Holder with at least ten (10) days’ prior written notice of any such proposed action, and the Debenture Holder will, at its option, have the right to demand immediate payment of all amounts due and owing under this Debenture. The Debenture Holder will give Issuer written notice of such demand within five (5) days after receiving notice of the Liquidation Event. All amounts (including all accrued and unpaid interest) due and owing under this Debenture shall be paid by Issuer to the Debenture Holder within five (5) days from the date of such written notice by the Debenture Holder via wire transfer(s) of immediately available funds, in accordance with written instructions provided to Issuer by the Debenture Holder.

1.5 Other Assurances. Issuer shall not, by amendment of its Articles of Incorporation or By-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Issuer, but shall at all times in good faith assist in the carrying out of all the provisions of this Debenture and in taking of all such actions as may be necessary or appropriate in order to protect the rights of the Debenture Holder herein against impairment.

2. Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(i) Issuer shall fail to pay any amount payable under this Debenture, including but limited to installments of interest and/or principal, within three (3) business days after such payment becomes due (at the Maturity Date, an Interest Payment Date or other date) in accordance with the terms hereof;

(ii) Issuer shall fail to pay when due (following the expiration of applicable notice and cure periods), whether upon acceleration, prepayment obligation or otherwise, any indebtedness for money due, individually or in the aggregate, involving an amount in excess of $50,000;

(iii) Any representation, warranty, covenant or agreement made by Issuer that this Debenture was incorrect in any material respect on or as of the date made;

(iv) Issuer shall default, in any material respect, in the observance or performance of any other agreement contained in this Debenture or any other agreement or instrument contemplated by this Debenture, and such default shall continue unremedied for a period of fifteen (15) days after written notice to Issuer of such default;

(v) (a) Issuer shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment or a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Issuer shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Issuer any case, proceeding or other action of a nature referred to in clause (a) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (c) there shall be commenced against Issuer any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (d) Issuer shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (a), (b) or (c) above; or (e) Issuer shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due then, and in any such event, (x) if such event is an Event of Default specified in subsection (v) above of this Section 2, automatically this Debenture (with all accrued and unpaid interest thereon) and all other amounts owing under this Debenture shall immediately become due and payable, and (y) if such event is any other Event of Default, the Debenture Holder may, by written notice to Issuer, declare this Debenture (with all accrued and unpaid interest thereon) and all other amounts owing under this Debenture to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 2, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Issuer.

3. Conversion.

3.1 Optional Conversion. If the PIPE Financing has not closed on or prior to the date that is 12 months from the date of this Debenture, in addition to any and all other amounts due and payable hereunder, the Debenture Holder shall be entitled, at its option, to deliver to the Issuer a notice of conversion (a “Notice of Default Conversion”) in the form attached hereto as Exhibit A, specifying therein that the entire principal amount of the Debenture, plus all accrued interest, is to be converted and the date on which such conversion is to be effected (a “Default Conversion Date”). If the Debenture Holder elects to convert this Debenture into shares of Common Stock (a “Default Conversion”), then the number of shares of Common Stock issuable upon such conversion shall be at a price of $0.05 (five cents) per share of Common Stock. For example, a Debenture of $10,000 would be converted into 200,000 shares of Common Stock..

3.2 Reservation of Common Stock. The Issuer covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon Default Conversion of the Debenture, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of the Common Stock as shall be issuable upon the conversion of the outstanding principal amount of the Debenture. The Issuer covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

4. Miscellaneous.

4.1 Interest Rate. Any interest payable hereunder that is in excess of the maximum interest rate permitted under applicable law shall be reduced to the maximum interest rate permitted under such applicable law.

4.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile transmission, when telexed, or upon receipt when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer:

Innovus Pharmaceuticals, Inc.

c/o FasTrack Pharmaceuticals, Inc.

80 W. Sierra Madre Blvd., #392

Sierra Madre, CA 91024

Attn: Vivian Liu

Facsimile: (626) 604-3399

With a copy (which copy shall not constitute notice) to:

Wallace T. Boyack, Esq.

2290 East 4500 South, Suite 130

Salt Lake City, UT 84117

Facsimile: (801) 278-3820

If to Debenture Holder at its address as furnished on the face of this Debenture.

4.3 Further Indebtedness. No indebtedness of the Issuer is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Without the Debenture Holder’s consent, the Issuer will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior or paripassu in any respect to the obligations of the Issuer under this Debenture.

4.4 Entire Agreement; Exercise of Rights.

(a) This Debenture embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. No amendment of any provision of this Debenture shall be effective unless it is in writing and signed by each of the parties; and no waiver of any provision of this Debenture, nor consent to any departure by either party from it, shall be effective unless it is in writing and signed by the affected party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of a party to exercise, and no delay in exercising, any right under this Debenture, or any agreement contemplated hereby, shall operate as a waiver hereof by such party, nor shall any single or partial exercise of any right under this Debenture, or any agreement contemplated hereby, preclude any other or further exercise thereof or the exercise of any other right.

4.5 Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

4.6 Transferability. This Debenture shall not be transferable in any manner without the express written consent of Issuer, which consent may not be unreasonably withheld.

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IN WITNESS WHEREOF, the parties hereto have executed this Debenture on the date first above written.

INNOVUS PHARMACEUTICALS, INC.

By:
Name: Title:

EXHIBIT “A”

NOTICE OF DEFAULT CONVERSION

(To be executed by the Holder in order to convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert the principal amount of the above Debenture, as well as all accrued but unpaid interest on such converted principal amount as of the date hereof, into the Holder’s Pro Rata Portion of the Fully Diluted Shares Outstanding.

Conversion Date:

Signature:

Name:

Address:

Please issue the securities in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Schedule of Debenture Holders

This schedule is being provided pursuant to Item 601 of Regulation S-K.

Name of Holder	Original Principal Amount
(in U.S. dollars)

Wallace T. Boyack	$74,667
Vivian Lui	$50,000
Unrelated Party	$20,000
Henry Esber, PhD.	$13,000
Unrelated Party	$12,000
Ziad Mirza	$5,000